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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Michael J. Janosco Jr., Chief Financial Officer
TELEPHONE: (413) 568-1911

                      WESTFIELD BANK ANNOUNCES ADOPTION OF
                    A PLAN OF CONVERSION AND STOCK ISSUANCE

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      Westfield, MA, June 21, 2006: Westfield Financial, Inc. (the "Company")
(AMEX: WFD), today announced that the Boards of Directors of Westfield Mutual Holding Company (the "Mutual Holding Company"), the Company and Westfield Bank (the "Bank") (collectively, "Westfield") unanimously adopted a Plan of Conversion and Stock Issuance (the "Plan of Conversion"). Under the terms of the Plan of Conversion, Westfield will undertake a "second-step" conversion, and the Bank will reorganize from a two-tier mutual holding company structure to a stock holding company structure. Pursuant to the Plan of Conversion: (i) the Mutual Holding Company and the Company will be merged with and into the Bank, with the Bank as survivor, (ii) the Bank will become a wholly owned subsidiary of a to-be-formed Massachusetts corporation ("New Holding Company"),
(iii) the shares of common stock of the Company held by persons other than the Mutual Holding Company (whose shares will be canceled) will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and
(iv) the New Holding Company will offer and sell shares of its common stock to members of the Mutual Holding Company, shareholders of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion. The highest priority will be depositors with qualifying deposits as of March 31, 2005.

      The transactions contemplated by the Plan of Conversion are subject to approval of the Company's shareholders, the members of the Mutual Holding Company and the Office of Thrift Supervision. Proxy and offering materials setting forth detailed information relating to the Plan of Conversion will be sent to the members of the Mutual Holding Company and shareholders of the Company for their consideration in a few months.

      The Company anticipates that the transactions will be completed in the fourth quarter of the 2006 calendar year. After the conversion, the Bank's deposits will continue to be insured by the Federal Deposit Insurance Corporation. Depositors will continue to hold accounts in the Bank identical as to dollar amount, rate of return and general terms (other than voting and liquidation rights). Borrowers' loans will be unaffected by the conversion and will remain contractually fixed as they existed prior to the conversion. The normal business of the Bank is accepting deposits and making loans and will continue without interruption in its existing offices.

      Thacher Proffitt & Wood LLP, Washington, D.C., will serve as special counsel to Westfield for the conversion. Keefe Bruyette & Woods, Inc. will serve as financial advisor, and RP Financial, LC., Arlington, Virginia, will serve as independent appraiser for the conversion.

      Information, including the details of the offering and business and financial information about the Bank and the New Holding Company will be provided in a Prospectus, which will be available when the offering commences, expected to be during the fourth quarter of 2006.
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      The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

      This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.